Exhibit 16.1

April 28, 2015

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the current report on Form 8-K dated April 21, 2015, of Saga Energy, Inc. and are in agreement with the statements in the paragraphs within that Item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ L.L. Bradford & Company LLC

Las Vegas, Nevada